Exhibit 99.1

FOR IMMEDIATE RELEASE

September 11, 2019

TEGNA Announces Pricing of $1.1 Billion of Senior Notes

TYSONS, VA – TEGNA Inc. (NYSE: TGNA) (the “Company”) announced today that it has priced its previously announced offering of senior notes due 2029 (the “Notes”).

The face value of the Notes is $1.1 billion, with an interest rate of 5.000%. The Notes were priced at 100% of face value. Subject to certain exceptions, the Notes may not be redeemed by the Company prior to September 15, 2024. The Notes will be guaranteed on a senior basis by certain subsidiaries of the Company.

The Notes are being made available in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), with closing expected to occur on September 13, 2019, subject to market and customary closing conditions.

The Company intends to use the net proceeds to repay approximately $320 million of its unsecured notes bearing fixed rate interest at 5.125% due October 2019, approximately $290 million of its unsecured notes bearing fixed rate interest at 5.125% due July 2020 and borrowings under its revolving credit agreement.

The Notes are being offered only to persons reasonably believed to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and outside the United States in reliance of Regulation S under the Securities Act. There can be no assurance that the Notes offering will close on the terms described herein or at all.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

About TEGNA

TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 51 television stations and four radio stations in 43 markets, TEGNA is the largest owner of top 4 affiliates in the top 25 markets, reaching over 35 percent of all television households nationwide. TEGNA also owns leading multicast networks Justice Network and Quest. TEGNA Marketing Solutions (TMS) offers innovative solutions to help businesses reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service.

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For media inquiries, contact:

Anne Bentley

Vice President, Corporate Communications

703-873-6366

abentley@TEGNA.com

For investor inquiries, contact:

John Janedis, CFA

Senior Vice President, Capital Markets & Investor Relations

703-873-6222

jjanedis@TEGNA.com